Exhibit 5.1

Our ref	1080570/0003/G17041617v4

Genius Sports Limited Redwood House St. Julian’s Avenue St. Peter Port Guernsey GY1 1WA (the “Recipient”)		16 January 2025

Dear Sirs

Genius Sports Limited (the “Company”)

1.	INTRODUCTION

1.1

We have acted as Guernsey counsel to the Company in respect of certain matters of Guernsey law in connection with the filing of a registration statement on Form F-3ASR (Registration No. 333-279227) initially filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 8 May 2024 (the “Registration Statement”) for the purpose of registering the offering of the Shares (as defined below) under the Securities Act of 1933, as amended (the “Act”), the base prospectus, which forms a part of and is included in the Registration Statement (the “Base Prospectus”), as supplemented by the final prospectus dated 14 January 2025 (and together with the Base Prospectus, the “Prospectus”) relating to the offer and sale of up to 17,647,059 ordinary shares, par value US$0.01 per share in the capital of the Company (the “Shares”) pursuant to the underwriting agreement, dated 14 January 2025 (the “Underwriting Agreement”) between the Company and BTIG, LLC as representative of the several underwriters named in Schedule I thereto.

1.2

We are lawyers qualified to practise law in and to advise on the laws of Guernsey and we express no opinion as to any laws, rules or regulations other than the laws of Guernsey, in force as at the date of this opinion, or in relation to the content of the Registration Statement or the Prospectus.

PARTNERS: A Alexander C Anderson T Bamford A Boyce T Carey R Clark T Corfield D Crosland R De La Haye M Dunster E Gray D Jones N Kapp T Lane K Le Cras D Le Marquand P Montgomery B Morgan J Morgan A Tually CONSULTANTS: N Carey K Friedlaender J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95.

2.	INSPECTION

For the purposes of this opinion, we have examined originals, copies or certified translations, or have otherwise identified to our satisfaction such certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render our opinion set out herein. The documents we have so examined include the following:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company on file at the Registry on or about the date hereof (together the “Articles”);

2.3

copies of the resolutions of the directors of the Company stated as passed on 1 May 2024 at a meeting of the board of directors of the Company at which the directors of the Company, inter alia, resolved to execute the Registration Statement;

2.4

copies of the resolutions of the directors of the Company stated as passed on 14 January 2025 at a meeting of the pricing committee of the board of directors of the Company at which the pricing committee, inter alia, resolved to execute the Prospectus and approved the terms of the Underwriting Agreement and the issuance and sale of the Shares;

2.5

the public records of the Company on file and available for the purposes of public inspection at the Registry on 16 January 2025 and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on 16 January 2025 (together the “Public Records”);

2.6	a copy of the register of directors of the Company dated 16 January 2025;

2.7	the Underwriting Agreement;

2.8	the Registration Statement;

2.9	the Base Prospectus; and

2.10	the Prospectus;

(2.1 to 2.1010, together the “Documents”).

3.	ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have with your permission assumed (and relied upon these assumptions):

3.1.1

the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

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3.1.2

the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.3

that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.4

that the information and documents disclosed by our searches of the Public Records in Guernsey referred to in paragraph 2.5 above are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, which was not included in the Public Records;

3.1.5	that all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and the Prospectus are true and accurate as of the date hereof;

3.1.6	that the Company is not insolvent or unable to pay its debts as they fall due;

3.1.7	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

3.1.8

that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the issue and sale of the Shares (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion; and

3.1.9	that there are no documents or information which we have not been provided which could affect the accuracy of this opinion.

3.2	We have not independently verified the above assumptions.

4.	OPINION

On the basis of and subject to the foregoing and the observations and qualifications that follow and to matters not disclosed to us, we are of the opinion that the Shares are duly authorised and, when delivered against payment in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

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5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1

the term “non-assessable” has no equivalent legal term under Guernsey law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share;

5.2

information available in public registries in Guernsey is limited and, in particular, there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than in respect of real property situated in Guernsey and Guernsey registered ships);

5.3

we offer no opinion as to whether the issue and/or sale of the Shares or the performance by the Company of its obligations in respect thereof will result in any breach of or otherwise infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Incorporation) entered into by or binding on the Company;

5.4	we express no opinion as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion;

5.5

we do not give any opinion on the commerciality of any transaction contemplated or entered into by the Company in respect of the issue and/or sale of the Shares. If in resolving to enter into the transactions the directors of the Company were not acting with a view to the best interests of the Company, they would be acting in breach of their duties as directors under the laws of Guernsey;

5.6	the search of the Public Records referred to in paragraph 2.5 above is not conclusively capable of revealing whether or not:

5.6.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.6.2	an order has been made or a resolution passed appointing a liquidator in respect of the Company,

as notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public record of the Company immediately;

5.7

there is no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”.

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6.	GENERAL

6.1

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP
Carey Olsen (Guernsey) LLP

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